UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2012

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On July 27, 2012 (the “Closing Date”), International Isotopes Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among the Company, the purchasers identified therein (the “Purchasers”) and Euro Pacific Capital, Inc. (the “Placement Agent”), pursuant to which the Purchasers purchased $3,069,900 of unsecured convertible notes (the “Notes”) in a private placement transaction, with net proceeds of approximately $2.7 million to the Company after payment of placement agent commissions and expenses.

The Notes mature on the fifth anniversary of the Closing Date (the “Maturity Date”) and bear interest at eight percent (8%) per annum. The first interest payment is due on September 30, 2013 and the second interest payment is due on September 30, 2014.  Thereafter, interest is payable semi-annually beginning on March 30, 2015.  The Notes are convertible at any time into shares of the Company’s common stock at an initial conversion price of $0.225 per share, subject to adjustment in certain conditions.  The Company may force the conversion of the Notes if, at any time following the one year anniversary of the Closing Date, (i) the 30-day volume-weighted daily average price of the Company’s common stock exceeds $0.40 per share, (ii) the average daily trading volume is at least 500,000 shares during such 30-day period, in each case subject to certain adjustments, and (iii) under certain other conditions as set forth in the Notes.

In addition, from and after the second anniversary of the Closing Date, the Company will have the right to redeem all or part of the Notes at any time prior to the Maturity Date. Notwithstanding the foregoing, the Company will also have the right prior to the second anniversary of the issuance of the Notes to redeem all or part of the Notes if, but only if, the Company successfully consummates a financing of the proposed Hobbs, New Mexico de-conversion facility in the amount of at least $25 million.  Any redemption of the Notes by the Company requires the payment of a redemption fee as set forth in the Notes.

Each Purchaser also received a common stock purchase warrant (the “Warrants”) to purchase such number of shares of the Company’s common stock equal to twenty five percent (25%) of the number of shares of common stock that the Note purchased by such Purchaser may be convertible into on the Closing Date.  The Warrants are immediately exercisable at a price of $0.30 per share and have a term of five years.

In connection with the Securities Purchase Agreement, the Company and the Purchasers also entered into a Registration Rights Agreement pursuant to which the Company agreed to provide certain piggyback registration rights with respect to the underlying common stock to be issued upon conversion of the Notes or exercise of the Warrants.

The securities sold in the transactions discussed above were sold in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D thereunder.  Each Purchaser represented that it was an accredited investor within the meaning of the Act and had reviewed all information about the Company necessary to make an informed investment decision.

The Securities Purchase Agreement, Notes, Warrants, and Registration Rights Agreement (collectively the “Transaction Documents”) have been included as exhibits hereto to provide you with information regarding their terms.  The Transaction Documents contain representations and warranties made by the parties to each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Transaction Documents.  While the Company does not believe that the disclosure schedules contain information that it is required to disclose pursuant to applicable securities laws, other than information that has already been publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Transaction Documents.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Transaction Documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The above description of the terms of the Transaction Documents does not purport to be a complete summary of the Transaction Documents and is qualified in its entirety by reference to the Transaction Documents, copies of which are filed herewith as Exhibits 99.1, 99.2, 99.3 and 99.4 and are incorporated by reference herein.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02

Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01

Other Events.

On July 30, 2012, the Company issued a press release regarding the private placement described above.  A copy of this press release is attached as Exhibit 99.5

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

99.1

Securities Purchase Agreement, dated July 27, 2012, among the Company, the purchasers identified therein and Euro Pacific Capital, Inc.

99.2

Form of 8% Convertible Note.

99.3

Form of Class K Warrant.

99.4

Registration Rights Agreement, dated July 27, 2012, among the Company and the purchasers identified therein.

99.5

Press release dated July 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes Inc.

Date: August 2, 2012	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Securities Purchase Agreement, dated July 27, 2012, among the Company, the purchasers identified therein and Euro Pacific Capital, Inc.
99.2	Form of 8% Convertible Note.
99.3	Form of Class K Warrant.
99.4	Registration Rights Agreement, dated July 27, 2012, among the Company and the purchasers identified therein.
99.5	Press release dated July 30, 2012.